EXHIBIT 99.1

dELiA*s

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s Announces First Quarter Fiscal 2008 Results

NEW YORK—(BUSINESS WIRE)—May 29, 2008—dELiA*s, Inc. (Nasdaq: DLIA), a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19, today announced financial results for the first quarter ended May 3, 2008.

For the thirteen weeks ended May 3, 2008, total revenues increased 10% to $63.5 million from the same period last year. Total gross margin was 34.5% of sales as compared to 36.1% in the first quarter of last year, as the improved merchandise margins at dELiA*s Retail and dELiA*s Direct were more than offset by the increase in retail occupancy costs as a percentage of sales and increased shipping costs in the direct segment. Selling, general and administrative expenses decreased as a percentage of sales to 40.4% in the first quarter of 2008, compared to 42.1% of sales in the comparable quarter of 2007, but increased by 5.5% in dollars to $25.7 million versus $24.3 million last year. Net loss for the quarter was $3.9 million or $0.13 per diluted share as compared to a net loss of $3.3 million or $0.11 per diluted share in last year’s first quarter.

	For the Thirteen Weeks Ended
	May 3, 2008	May 5, 2007
Retail Sales	$22.9 million	$19.7 million
Direct Sales	$40.6 million	$38.1 million
Retail comp store sales	2%	9%
Net store locations opened	6	1
Stores at end of Q1	92	75

Robert Bernard, Chief Executive Officer, commented, “Given the substantial progress we are making in improving our operating capabilities, we are pleased that we ended the quarter on a decidedly positive note, with retail comps in the mid-teens in April. We significantly improved retail merchandise margins over last year, and we continued to invest in building solid foundations in product development, planning and store training.”

“We are at an inflection point for the dELiA*s retail and direct concepts,” Mr. Bernard continued. “We are transitioning from a market-based merchandise collection to a consistent, focused brand which, under Michele Martin’s guidance, will reflect one vision, one edit.”

Retail Segment Results

Gross profit margin for the retail segment, which includes distribution, occupancy and merchandising costs, was 21.7% of sales compared to 19.9% in the same quarter last year. This increase was primarily attributable to an improvement of over 230 basis points in merchandise margins which was offset, in part, by the deleveraging of occupancy. Selling, general and administrative expenses, which include allocated overhead, totaled 45.0% of sales in the first quarter as compared to 43.6% in the prior year. The increase was primarily due to increases in store depreciation and store payroll expense. The quarterly operating loss for the segment was $5.3 million versus an operating loss of $4.7 million last year.

Direct Segment Results

Gross profit margin for the direct segment was 41.7% of sales versus 44.4% last year. The most significant factor in the decrease in gross profit margin was reduced net shipping and handling income as a result of an increased proportion of orders with free shipping and a significant increase in costs due to higher rates and fuel surcharges. In addition, a higher proportion of clearance versus full-price merchandise also reduced merchandise margins. Selling, general and administrative expenses decreased by 350 basis points in the quarter to 37.8% from last year’s 41.3%, primarily due to savings in catalog costs as a percentage of sales. Operating margins increased by 75 basis points, and operating income for the direct segment in the first quarter increased to $1.6 million as compared to $1.2 million last year.

Conference Call Information

A conference call to discuss fiscal 2008 first quarter results is scheduled for Thursday May 29, 2008 at 4:30 pm EST. The conference call will be web-cast live at www.deliasinc.com. A replay of this call will be available on our website for one year and can also be accessed until June 26, 2008 by dialing (888) 286-8010, passcode 29063007.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19. Its brands—dELiA*s, Alloy and CCS—generate revenue by selling apparel, accessories, footwear, room furnishings and action sports equipment predominantly to teenage consumers through direct mail catalogs, websites, and, for dELiA*s, mall-based specialty retail stores.

Forward-Looking Statements

This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate,” “believe,” “estimate,” “expect,” “expectation,” “should,” “would,” “project,” “plan,” “predict,” and “intend,” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

CONTACT:
dELiA*s, Inc.	The Piacente Group
Stephen A. Feldman	Brandi Piacente/ Lesley Snyder
212.590.6200	212.481.2050

dELiA*s, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	May 3, 2008	February 2, 2008	May 5, 2007
	(Unaudited)		(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$8,343	$11,399	$19,227
Inventories, net	38,082	43,096	28,365
Prepaid catalog costs	3,676	4,417	3,234
Other current assets	7,278	6,641	8,443

Total current assets	57,379	65,553	59,269

Property and equipment, net	55,990	51,901	46,508
Goodwill	40,204	40,204	40,204
Intangible assets, net	2,478	2,517	2,587
Other assets	315	356	598

Total assets	$156,366	$160,531	$149,166

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$19,368	$22,611	$13,795
Bank loan payable	1,858	—	—
Current portion of mortgage note payable	213	203	149
Accrued expenses and other current liabilities	29,746	30,351	29,300

Total current liabilities	51,185	53,165	43,244

Deferred credits and other long-term liabilities	9,530	7,979	8,488
Long-term portion of mortgage note payable	2,155	2,212	2,372

Total liabilities	62,870	63,356	54,104

Commitments and contingencies

Stockholders’ Equity:
Preferred Stock; $.001 par value, 25,000,000 shares authorized, none issued	—	—	—
Common Stock; $.001 par value; 100,000,000 shares authorized; 31,026,473, 31,026,473 and 30,829,463 shares issued and outstanding, respectively	31	31	31
Additional paid-in capital	97,003	96,733	95,550
(Accumulated deficit) Retained earnings	(3,538)	411	(519)

Total stockholders’ equity	93,496	97,175	95,062

Total liabilities and stockholders’ equity	$156,366	$160,531	$149,166

dELiA*s, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share and share data)

	For the Thirteen Weeks Ended
	May 3, 2008		May 5, 2007
	(unaudited)		(unaudited)
Net revenues	$63,537	100.0%	$57,807	100.0%

Cost of goods sold	41,642	65.5%	36,947	63.9%

Gross profit	21,895	34.5%	20,860	36.1%

Selling, general and administrative expenses	25,660	40.4%	24,314	42.1%

Operating loss	(3,765)	-5.9%	(3,454)	-6.0%
Interest (expense) income, net	(89)	-0.1%	209	0.4%

Loss before provision for income taxes	(3,854)	-6.1%	(3,245)	-5.6%
Provision for income taxes	95	0.1%	20	0.0%

Net loss	$(3,949)	-6.2%	$(3,265)	-5.6%

Basic & diluted net loss per share of common stock:
Basic and diluted net loss attributable to common stockholders per share	$(0.13)		$(0.11)

WEIGHTED AVERAGE BASIC & DILUTED COMMON SHARES OUTSTANDING	30,878,134		30,778,033

dELiA*s Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Thirteen Weeks Ended
	May 3, 2008	May 5, 2007
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,949)	$(3,265)
Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	2,071	1,707
Stock-based compensation	270	198

Changes in operating assets and liabilities:
Inventories	5,014	3,315
Prepaid catalog costs and other current assets	105	(1,761)
Other noncurrent assets	41	80
Accounts payable, accrued expenses and other liabilities	(3,784)	(1,626)

Net cash used in operating activities	(232)	(1,352)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,635)	(8,649)

Net cash used in investing activities	(4,635)	(8,649)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowing	1,858	—
Payment of mortgage note payable	(47)	(24)
Proceeds from exercise of employee stock options	—	378

Net cash provided by financing activities	1,811	354

NET DECREASE IN CASH AND CASH EQUIVALENTS	(3,056)	(9,647)
CASH AND CASH EQUIVALENTS, beginning of period	11,399	28,874

CASH AND CASH EQUIVALENTS, end of period	$8,343	$19,227

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Cash paid during the period for interest	$99	$93

Cash paid during the period for taxes	$142	$323

Capital expenditures incurred not yet paid	$3,825	$2,046

Certain reclassifications have been made to prior year amounts to conform to the current year’s presentation.

dELiA*s, Inc.

Selected Operating Data

(in thousands, except number of stores)

	For The Thirteen Weeks Ended
	May 3, 2008		May 5, 2007
	(unaudited)		(unaudited)
Channel net revenues:

Retail	$22,930		$19,678

Direct:
Catalog	7,732		9,492
Internet	32,875		28,637

Total direct	40,607		38,129

Total net revenues	$63,537		$57,807

Internet % of total direct revenues	81%		75%

Comparable store sales	2%		9%

Catalogs mailed	13,069		15,123

Inventory—retail	$13,208		$9,636

Inventory—direct	$24,874		$18,729

Number of stores:
Beginning of period	86		74
Opened	7	*	7	**
Closed	1	*	6	**

End of period	92		75

Total gross sq. ft @ end of period	349.5		283.0

*	Totals include one store that was closed and relocated to another site in the same mall during the first quarter of fiscal 2008
**	Totals include one store that was closed and relocated to another site in the same mall during the first quarter of fiscal 2007; and one store that was closed in the first quarter of fiscal 2007 that was remodeled and reopened during the second quarter of 2007.